FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-05

----- Original Message -----
From: MS CMBS DISTRIBUTION (MORGAN STANLEY & CO.)
At: Oct  2 2013 08:15:52

NEW ISSUE CMBS:$1,276MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C12
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/KBRA/MDY'S	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	80.300	30.000%	2.67	1-58	44.2%	15.3%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	161.200	30.000%	4.93	58-60	44.2%	15.3%
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	107.200	30.000%	7.27	60-113	44.2%	15.3%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	260.000	30.000%	***** NOT AVAILABLE *****
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	284.721	30.000%	9.81	117-119	44.2%	15.3%
A-S*	AAA(sf)/AAA(sf)/Aaa(sf)	52.649	21.750%	9.89	119-119	49.5%	13.7%
B*	AA-(sf)/AA(sf)/Aa3(sf)	37.492	15.875%	9.89	119-119	53.2%	12.7%
C*	A-(sf)/A(sf)/A3(sf)	26.324	11.750%	9.89	119-119	55.8%	12.1%
PST	A-(sf)/A(sf)/A3(sf)	116.464	11.750%	***** NOT AVAILABLE *****
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	~$66MM APPROX PROCEEDS *50% OF TOTAL CLASS IS AVAILABLE

POOL BALANCE:	$1,276MM
NUMBER OF LOANS/PROPERTIES:	72/93
WA MORTGAGE INT. RATE:	4.796%
WA CUT-OFF LTV:	63.2%
WA UNDERWRITTEN DSCR:	1.60x
WA UNDERWRITTEN DEBT YLD:	10.7%
WA TERM TO MATURITY:	112
WA AMORTIZING TERM:	343
TEN LARGEST LOANS:	48.7%
LOAN SELLERS:	MORGAN STANLEY(59%), BAML(31%), CIBC(10%)
TOP 5 STATES:	TX(13.4%),NY(11.4%),FL(10.9%),NH(10.2%),CA(9.5%)
TOP 5 PROPERTY TYPES:	RT(47.5%),OF(15.9%),HOS(13.7%),MF(10.5%),MH(5.0%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUSTEE/CERT ADMIN:	US BANK NATIONAL ASSOCIATION
TRUST ADVISOR:	TRIMONT REAL ESTATE ADVISORS
B PIECE BUYER:	BLACKROCK

INVESTOR GROUP CALL:	10/3, 11:30 AM EDT (1 888 339 2688//Code: 22683466)
NY CALLS:	WEDS 10/2-MON 10/7
HARTFORD BFAST:	10/2, 8:30 AM EDT (MAX'S ON ASYLUM)
BOSTON MEETING:	10/2, 2:30 PM EDT (MANDARIN HOTEL ON BOYLESTON)
MINNEAPOLIS MEETING:	10/3, 8:30 AM EDT (THE GRAND HOTEL)

EXPECTED PRICING:	WEEK OF 10/7
EXPECTED SETTLEMENT:	10/23/2013

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, APPENDIX I, FWP

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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